Exhibit 99.2

communications simplified.

# Verb Technology Company, Inc.

## Second Quarter 2022 Financial Results Conference Call

## August 15, 2022

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C O R P O R A T E P A R T I C I P A N T S

Rory J. Cutaia, Founder, President, and Chief Executive Officer

Salman Khan, Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Brian Kinstlinger, Alliance Global Partners

Martin Saltzman, AFM Investments

Edward Woo, Ascendiant Capital

P R E S E N T A T I O N

Operator

Good afternoon and welcome to the Second Quarter 2022 Financial Results Conference Call for Verb Technology Company, Inc.

Please be advised, the call is being recorded at the Company’s request. On our call today are Rory J. Cutaia, CEO, and Salman Khan, CFO.

Before we begin, I would like to remind everyone that statements made during this conference call will include forward-looking statements under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties that can cause actual results to differ materially. Forward-looking statements speak only as of the date they are made, except as required by law, as the underlying facts and circumstances may change. Verb Technology Company disclaims any obligations to update these forward-looking statements, as well as those contained in the Company’s current and subsequent filings with the SEC.

I would now like to turn the call over to Rory J. Cutaia, CEO. Rory?

Rory J. Cutaia

Thank you, Moderator, and thanks to everyone for joining us today for our Q2 2022 financial results and business update conference call.

I’d like to use our time together today to talk a bit about MARKET, our livestream social shopping platform, and provide some initial reactions and data points around Shopfest, which was the three-day livestream shopping festival we hosted a little over two weeks ago now that marked the hard launch of MARKET.live.

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Of course I’ll provide insights and perhaps some more color on the information contained in our second quarter 10-Q we filed today which reflects for the most part the results of our SaaS business for the direct sales industry.

As to MARKET, let me start by saying that we are planning a major – at least in my opinion – a major announcement regarding MARKET within the next six weeks that will include a comprehensive update. Accordingly, my comments here today won’t include some of the bigger going forward initiatives, though I will provide a lot of data points on attendance, engagement, vendor experiences, and insights into how the platform performed.

We have been advised that Shopfest was the largest livestream shopping event ever attempted in the U.S. Shopfest consisted of 63 livestream shows over three days, featuring over 55 retailers on multiple channels from multiple locations across the country and around the world. We had livestreams from Brazil and Australia and perhaps other countries. Of the 63 shows, our MARKET team produced only 18 of them from studios in New York City and a studio in Los Angeles. The 45 other livestreams were produced and hosted by the vendors themselves from their own remote locations using little more than their laptops and mobile devices.

So when you think about scalability, this is an important statistic. I’m aware of at least one vendor that heard about MARKET on the day before Shopfest started and went from awareness to on-boarding and participation in Shopfest, hosting one of the more popular livestreams, all in less than 24 hours.

So, let me start with the KPIs we focused our team on going into Shopfest, what our objectives were, and how we measured up against those. So, first and foremost, we wanted to demonstrate the platform itself under true commercial deployment. Specifically, we wanted to demonstrate the quality, stability, reliability, scalability, feature set, ease of use by both vendors and shoppers, and the overall experience we wanted to create; in fact, to curate for all MARKET participants, an experience that would be the unique hallmark of anyone coming to MARKET.live.

As to the build and architecture of the platform, I believe it was apparent to all participants that MARKET is an extremely well-conceived and executed livestream shopping platform on par with any of the world class social media, e-commerce, video and content delivery platforms in the world, and in some cases, even better. Any doubts about our ability to deliver an extraordinary and very valuable piece of technology for our shareholders should now be summarily erased.

Everything that we’ve done up through the days of Shopfest, and everything we’ve learned from our trials and tribulations over the past several years, was necessary in order to produce MARKET. We could have the best and biggest vendors and most impressive go-to-market growth strategies, which I believe we do, but without a world class platform, we have very little. By no means do I suggest that we’ve accomplished our goals, that we’re done and walking around high-fiving each other in the office. Quite the contrary. Now it begins.

While our success in delivering the platform has definitely, definitely injected a new, contagious passion, energy, and enthusiasm among everyone on our team as well as among our partners, we recognize the opportunity for value creation that MARKET represents, and unlocking that value is our number one objective, one on which we are laser-focused individually and collectively every single day.

What we had not shared until now was how much we had riding on the successful performance of the platform during Shopfest and the reasons we took our time in the planning, testing, and execution of Shopfest, and while I know that was a source of frustration and ridicule from those who wanted to see it launched commercially the day the development was completed, which I completely understand, we knew we had to execute our plan the best way we knew how.

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When I talk about what we had riding on the successful performance of Shopfest, I’m referring to potential partnerships and business opportunities for meaningful growth and scale that were all contingent on the successful performance of the platform during Shopfest. I’m going to share more on this in the MARKET update that I’ll be providing in the coming weeks.

As to the overall experience we wanted to curate for MARKET participants, it’s best described as making it feel personal, certainly interactive and social, but yet an atmosphere where each shopper became part of a group of friends, immersed in a conversation, not only with the host, but also with each other. An environment where no one feels like they’re being sold, one where they want to buy what their trusted host and friend has available for purchase. Among the many things we learned was that people want to watch and buy from a person, not a brand.

They will mark their calendars to join the group of digital friends they form relationships with to chat and shop every week. Those hosts that attract and encourage that environment in their presentations outsell those that don’t by a long shot. We saw the beginnings of these relationship-forming activities during Shopfest as we saw people in the chat recognizing one another from previous Shopfest streams and engaging with one another on a more personal level.

Think of it like the massive growth in popularity of Facebook Groups, but with shoppable video. That’s why we designed and built MARKET as a destination social shopping platform and not just one-off livestream event plug-ins for your website. This is what makes it unique and why we believe it will succeed where others will fail.

Our second but equally important KPI was using Shopfest as a vehicle to create awareness for the platform. Look, the reason for this is obvious. The success of the platform is tied directly to the number of livestream events going on at any given time where these relationships can be formed and fostered. It’s a numbers game. The more people we have with stores on the platform, bringing their own friends, their fans and followers, the greater the number of livestreams there will be. Revenue of course will follow. Our focus at least initially is not on the revenue itself, but on the environment and circumstances from which the revenue will flow.

To do this, we demonstrated how the platform could accommodate multiple channels of livestreams simultaneously, allowing viewers to choose the event and associated groups they wanted to be part of in that moment. As there are more and more simultaneous livestreams happening on the platform, this will become a much more compelling and powerful draw for the platform. We also built the platform so that it could broadcast livestreams simultaneously in real time over multiple popular social media platforms, exposing MARKET to those audiences and drawing them into the MARKET experience.

Here is some of the data we have compiled so far about attendance on the MARKET.live feed during the three days of Shopfest. I want to note that some of this data is still being scrubbed and cross-referenced so it remains subject to adjustment. Total views on the MARKET.live feed were 45,161. Total unique views on MARKET.live were 15,444. These numbers include those who viewed and shopped storefronts but did not watch a livestream.

Total attendance for livestream on MARKET.live during Shopfest was 8,511. This number does not include attendees who viewed from Facebook and other social platforms. Total Shopfest video on demand views from the storefronts on MARKET.live as of almost, I am going to say, a week ago, last Tuesday, August 9, was 3,408, and I imagine there’s probably quite a bit more since then.

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So, here’s some of the data we have compiled so far from the Facebook feed during the three days of Shopfest. Again, this is just the Facebook feed not any of the other social media channels: 70,194 views from Facebook during the festival.

Now, I want to point out that this is Facebook only and Facebook’s metrics that they use for their algorithms. They count a view as anything over three seconds. Notably, if we include the views after Shopfest, up to last week, again, I think Tuesday the 9th, we see those numbers jump to 1,219,672. Again, I assume those numbers are much greater now. All of the numbers that I just provided to you from the Facebook-only feed are only for the 18 shows that we produced. This does not even include the data from the other 45 livestream shows.

We also had 28,014 RSVPs for Shopfest, almost half of whom opted in for text and e-mail updates for all MARKET livestream events. I don’t yet have confirmed engagement data for each stream, but those who watched every stream, and the attendee counters for each stated that the vast majority of viewers remained engaged for more than 70% of the shows’ duration and a significant number stayed on till the end of the livestream. This is like really—if you take a look at what kind of data exists for engagement on the platform, you’ll see that this is a very, very impressive number.

While this data is still being tested and confirmed, it looks like gross merchandise value generated during the event will come in somewhere between $20,000 and $30,000, and the average order size appears to be just over $80. Of course sales in the stores are still continuing, but there’s a ton of data that has been and continues to be generated and collected and we’ll be working through the best ways to mine and analyze that data in order to calculate and report the ratios and identify trends.

Without exception, every vendor reported that they truly enjoyed their experience with the platform and pledged to continue their presence and participation on MARKET, and most have already committed to weekly shows, which you should soon be seeing.

Just three days ago, on Friday, we implemented a new streamlined on-boarding process that will help get vendors through the process much more rapidly and reduce the backlog. As you will learn in the coming weeks in my comprehensive MARKET update that I have referred to, this is an important, very well-timed improvement to the platform. We currently have more than 300 vendors committed to MARKET, approximately half of which have open and active stores and appear in the MARKET.live sellers list, but the balance that have yet to complete the on-boarding process, as they get close to completing the process, we place their names in the sellers list with the notation “Coming soon,” and as the rest get closer, we will add them too.

The on-boarding process, it’s not difficult in any way or time-consuming. However, some of the larger vendors have multiple departments responsible for providing certain of the information needed to complete the process. For example, the people responsible for providing logos and designs are different than the people responsible for uploading inventory SKUs, who in turn are different than the people who have access to and are responsible for providing banking and other financial information. So, just getting those people together and getting them to get it done does take a bit longer.

But look, we have a team of people who are dedicated to helping vendors through the on-boarding process and in many instances completing it for them. I get a daily report of the status of vendors who are lagging through the process, and rest assured, we stay on top of all of them to move through the process as rapidly as we can. As I said before, this is a numbers game and we appreciate how important it is to get more vendors through the process up and running, hosting livestreams on the platform.

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Okay, so that’s MARKET. Let me turn to our SaaS business report. We are and remain the undisputed leading provider of sales enablement applications for the direct sales industry, displacing previous market leaders and would-be competitors, just as I said we would when we entered the space in 2019.

Beginning at the end of the second quarter of this year, we expanded our suite of sales enablement tools with the release of the new, innovative sales applications I told you we had in development in prior conference calls. These products, including verbLIVE 2.0 and Pulse, will not only enhance our leadership position in the direct sales space, but put us that much further ahead of the handful of would-be competitors.

I’m also very happy to announce that we have begun on-boarding one of our direct sales clients to our MARKET platform. Now in no way does this replace any of the sales tools to which this client currently subscribes. Their use of MARKET represents an entirely unique and complementary enhancement to their direct sales business and is perfectly suited to the direct sales industry generally. Post-launch of this client, I fully expect more of our direct sales clients will seek to adopt MARKET as an enhancement for their business.

Consistent with the guidance we provided previously, we expect to see the increased recurring SaaS revenue from these new products in the third and fourth quarter of this year, and beyond. I’ve stated in our previous conference calls, our focus has been on building the very high margin SaaS-recurring revenue component of our business and reducing the non-digital, non-recurring, very low margin legacy component of our business.

As we began the exit from the legacy business, which represented a large portion of our total revenue, investors that focused solely on the company’s top line revenue misinterpreted and misread the growth the Company was actually experiencing in our SaaS business. I once again urge you to focus on the SaaS revenue component of our business and not on the revenue from a business line we have repeatedly stated we are exiting.

For example, just last year, in Q2 of 2021, the legacy non-digital revenue represented 24% of our total revenue. In Q1 of this year it represented only 20% of our total revenue, and in Q2 of this year it represents just 10% of our total revenue. As our digital revenue continues to grow, the legacy business low margin revenue becomes a smaller and smaller component of our overall revenue, and as it continued to grow and as we continue to exit out of it, you’ll see that the top line will appear to grow much more rapidly since that SaaS revenue is no longer just offsetting the reduction of the legacy business revenue.

The release of these products also marked the beginning of the next phase of major operational cost reductions we’ve implemented as first reported in Q4 2021 and that continued up through Q2 of this year.

You might recall that R&D expense, which has been the biggest component of our operating expense, was down 22% in Q4 over Q3 in 2021. We then reported a substantially greater and additional reduction in R&D expense of 42% in Q1 2022 over Q4 2021. For the second quarter of this year, we are reporting an additional reduction of 13% from Q1. Specifically, R&D expenses for Q2 are now just $1.4 million, down from the $3.2 million in the same period last year, representing a 57% reduction.

The additional revenue from the newly introduced sales enablement applications and the revenue we expect to generate from our new verticals, including MARKET, together with a new pricing model we are about to introduce to our direct sales clients that will better align our interests with theirs creating a true win-win, coupled with these continuing cost reductions, give us confidence in our ability to achieve positive EBITDA and reduce our reliance on the capital markets.

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I’m going to leave further discussion of our SaaS business results to our CFO, Salman Khan so as not to take additional time on this call, but let me briefly touch on our new professional sports unit vertical. As I discussed in previous earnings calls, in Q4 2021, we launched our professional sports unit, built on our verbTEAMS sales enablement platform. We started with the announcement of the Pittsburgh Penguins in Q4 2021 and since then, we have added many new professional sports teams to the platform and built a really impressive sales pipeline of professional sports teams both in the US and even in other countries.

In addition to the Pittsburgh Penguins, we announced the Florida Panthers, the Phoenix Suns, and the Detroit Pistons, and we expect many more announcements, and it’s my continuing expectations that some of these teams will adopt MARKET as part of their fan engagement strategies, among other things.

I’m going to turn it over to our CFO, Salman Khan, for more detail around our reported financial performance. Salman?

Salman Khan

Thank you, Rory, and good afternoon, everyone.

I’d like to review our financial performance as reported in our Form 10-Q filed today, August 15, for the second quarter ended June 30, 2022. I may reiterate and/or provide more color around some of the data points Rory shared with you.

The following compares the Company’s results of operations for the second quarter of 2022 with the second quarter of 2021.

Total digital revenue was $2.2 million, an increase of 19% from the same period last year. SaaS recurring revenue, a component of total digital revenue, was $2 million, an increase of 23% over the same period last year. Total digital revenue as a percentage of total revenue was 90% compared with 76% for the same period last year.

SaaS recurring subscription revenue as a percentage of total revenue was 82% compared with 67% for the same period last year. Total revenue was $2.4 million, up 0.3% from the same period last year. Cost of revenue was $0.8 million, down 25% from the same period last year, reflecting planned cost reductions and a continuing shift towards the Company’s digital business and away from the lower margin non-digital business.

Gross margin, on the other hand, was 65% compared with 53% for the same period last year, reflecting the systematic transition of our low margin non-digital business and increase in our digital revenue. Our digital gross margin was 72% compared to 69% for the same period last year.

Capitalized software development cost was $6.5 million on June 30, 2022. I want to remind everyone that following the successful completion and launch of MARKET.live, we expect to amortize the capitalized software development cost as a non-cash charge to cost of revenue over the 36 month period from third quarter of 2022 onward.

Research and development expenses were $1.4 million as compared to $3.2 million for the same period last year, reflecting a 57% decrease to planned cost reductions. R&D expenses were down 13% over the first quarter of 2022.

General and administrative expenses were $6.6 million as compared to $6.5 million for the same period last year. G&A expenses were down 7% from the first quarter of 2022, primarily due to the implementation of planned cost reductions offset by planned increases in labor costs due to the launch of MARKET. Modified EBITDA improved by $2.2 million, or 30%, when compared with the same period last year. EBITDA is a non-GAAP measurement and I refer you to our press release distributed today for more information and greater specificity around our modified EBITDA analysis.

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Now, let me share the financial results for the six months ended June 30, 2022 in comparison with the same period in 2021.

Total SaaS recurring subscription revenue was $4 million, an increase of 30% from the same period last year. Total digital revenue was $4.3 million, an increase of 19% from the same period last year. Total revenue was $5.1 million, up 3.5% from the same period last year, reflecting strong SaaS recurring revenue growth offset by the Company’s strategic decision to continue to wind down its lower margin non-digital business.

Cost of revenue was $1.8 million, down 23% from the same period last year, reflecting planned cost reductions and a shift towards the Company’s digital business and away from the lower margin non-digital business.

R&D expenses were $3 million as compared to $6.1 million for the same period last year, reflecting a 51% decrease due to planned cost reductions. General and administrative expenses were $13.6 million, a decrease of 2% from the same period last year, primarily due to the implementation of planned cost reductions offset by planned increases in labor costs due to the launch of MARKET.

Modified EBITDA improved by $3.2 million, or 23%, when compared with the same period last year. Once again, EBITDA is a non-GAAP measure and I refer you to our press release distributed today for more information and greater specificity around our modified EBITDA analysis.

Cash totaled $5.5 million as of June 30, 2022 compared with $0.9 million on December 31, 2021. In April 2022, the Company completed a registered direct offering with institutional investors, which resulted in gross proceeds of $11 million. Subsequent to the quarter end, we repaid in full all advances on future receipts, reducing current debt service payments and cash burn by up to $1.5 million per quarter.

I’d now like to return the call back over to the operator for Q&A.

Operator

Thank you.

Our first question comes from the line of Brian Kinstlinger with Alliance Global Partners. Please proceed with your question.

Brian Kinstlinger

Hi, guys. Thanks for taking my questions.

It was great to see the production quality of Shopfest in MARKET. I must have watched more than a dozen events and almost all went without a hitch.

Thanks for all the data. The first thing I want to do is confirm—because you gave a lot—I want to make sure I understood three numbers. Just on MARKET.live there were about 45,000 live views, just on Facebook there were about 70,000 live views and then I think you mentioned there were 1 million views of the event after the fact on Facebook. Are those three things—did I get that accurate?

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Rory J. Cutaia

Yes, exactly.

Brian Kinstlinger

Good. So 1 million people went to Facebook after the event, or there are 1 million—maybe not people—1 million different times someone went. It could have been not unique.

Rory J. Cutaia

Correct. Just to emphasize what I said earlier on that, that was only for the 18 events that we produced. There were 45 other events that we didn’t. So, I don’t know what that data was. Obviously it’s more than this number.

Brian Kinstlinger

Meaning even on MARKET.live, the 45,000 views were only on those 18 events?

Rory J. Cutaia

No, that’s not what I am saying. If you are asking just on…

Brian Kinstlinger

Just Facebook. The Facebook number?

Rory J. Cutaia

Correct.

Brian Kinstlinger

Got it. Understood. I just don’t want to write it wrong tomorrow.

In the past, you’ve talked about—and you did it here—on-boarding the multimillion-dollar brand, and clearly there’s a lot of different, I’ll call it red tape, of getting everyone on board the same time, getting everyone on the same page. Can you help us first understand how many multibillion dollar brands have been on-boarded, and which quarter do you expect one or two might run their first-year standalone event or participate in a festival?

Then lastly on that, what was the reaction of Shopfest given the quality and some of the numbers you’ve produced?

Rory J. Cutaia

Okay. So, I didn’t write those questions down. I’ll try and go from memory.

I’m not quite sure how many of those large companies are actually in the queue right now. I would think that you’re going to start seeing some of those brands showing up in the—I’m going to say very near-term. I guess I kind of alluded to it in my comments before, but let me be just a bit more direct. There were a lot of very large brands that like the platform, really appreciate what we did, want to be a part of it, have made certain commitments, but have either just taken too long to get through the process in order to have actually been on Shopfest, or, and I suspect this may have held true for certainly some of them, it was important for them to have seen Shopfest come off at the level that it did because that seems to have accelerated some things that I think you and others that are following the platform will begin to see pretty quickly now that we have done what we’ve done with Shopfest.

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Brian Kinstlinger

Right. Great.

Then you were clear before and today about the goal here was to build a reliable, high-quality platform and it wasn’t focused on revenue. It’s about marketing a product to the retailing world so to speak of what they can get out of it. Do you think there’ll be a point in 2022 when it will be a major revenue contributor or is that more of a 2023 event?

Rory J. Cutaia

I think the revenue that it will produce in 2023 will be substantially greater than what it does in 2022. I also believe that it will make a meaningful contribution to our revenue in 2022. I don’t want to elaborate further than that, and to be perfectly honest with you, it’s just I don’t have the data yet to extrapolate from, but some of the things that we’ll be talking about over the next several weeks, I think will give anyone following the Company enough additional information that they’ll be able to come to those conclusions on their own.

Brian Kinstlinger

Great. Two more.

The first one is, what are the biggest lessons learned after completing the first festival, other than obviously, having more recognized and larger retailers attract more audience? What is something Verb can do differently to better monetize the platform?

Rory J. Cutaia

There’s a pretty well-defined plan that’s in motion and I will be talking about that in much greater detail. When I mentioned in my prepared remarks that there would be a major announcement, it would be around that, in particular. I think that what we most learned from this was a validation of what we had suspected for quite some time and one of the premises upon which we architected the platform and that’s, again, something that I alluded to in the prepared remarks, which is people don’t want to buy from a brand. They want to buy from a person. They want to form a relationship with the person and they want to form a relationship with other people in the group that follows that person.

So that was really something that we placed a big bet on when we architected the platform. I think it’s something that the other platforms that are out there, or at least attempting to enter this space, have not done. I don’t know that their platform support this. But I also mentioned the massive growth and success and volume of participants and Facebook groups, and if you could take that kind of model and make it live and shoppable, I think that is a recipe for enormous success and that’s what we’re doing and what I learned.

Brian Kinstlinger

Last question I’ve got and then I’ll get back into queue is obviously I believe the future of the business is MARKET, but I’d be remiss about not asking a question about the rest of the business.

If I look at the second quarter—actually, if I look at the last three quarters, digital recurring revenue has hovered around $1.9 million to $2 million per quarter. You’ve mentioned some new products that drive incremental revenue. Maybe I missed it. Can you tell me which ones are the needle movers? Then you mentioned stronger second half versus first half, will that be significant growth? Will it just be kind of as SaaS takes a lot of ramp just modest growth? Just give us a sense for what you’re talking about?

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Rory J. Cutaia

The products that we think will make the most contribution to digital revenue for the balance of the year will be verbLIVE 2.0 and Pulse, and if you recall from the last earnings call, I mentioned that we would be releasing that in the beginning of June and that it was on target to be delivered on time. We did both of those products and have, at that time, begun on-boarding some of our existing clients and even some new clients onto that platform. Now, obviously, because it happened on the date that it did, it did not appear in second quarter results, but I do expect that to appear in third quarter and fourth quarter.

Brian Kinstlinger

Great. Thank you, guys.

Rory J. Cutaia

Thank you, Brian.

Operator

Our next question comes from the line of Martin Saltzman with AFM Investments. Please proceed with your question.

Martin Saltzman

Great job, guys, on MARKET. It was spectacular. Like the gentlemen just mentioned earlier, I also sat on roughly 12 to 13 livestreams, and phenomenal clarity, the production was great. I’ve had clients buy and they said it was seamless. So, excellent job to your team.

Rory J. Cutaia

Thank you.

Martin Saltzman

Just a couple of questions I have.

Considering you’re saying you have roughly 300 vendors, Rory, are you still getting indications of 8 to 10 a day?

Rory J. Cutaia

Yes, Martin. Yes.

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Martin Saltzman

New ones that are coming on board?

Rory J. Cutaia

Yes. I’d like to not elaborate further on that so as not to run into the some of the things that I plan to announce in the coming weeks, as I mentioned, but the growth is something which we’re pretty happy about.

Martin Saltzman

Can you really say whether it’s accelerated after Shopfest?

Rory J. Cutaia

It has accelerated after Shopfest.

Martin Saltzman

Okay. I appreciate that.

As far as capital, do you think you have ample capital to help keep promoting MARKET?

Rory J. Cutaia

I think that our focus right now is on making sure that we exploit the opportunity that MARKET represents for all of us, us, you, all of our shareholders. As opportunities come along that we think makes sense for us, then that’s something we’ll take advantage of. We typically don’t talk about what our capital raise plans might be or might not be at any given time. I just don’t think that makes any sense. So, I hope I can just leave it there with you, Martin.

Martin Saltzman

Yes, but through social media, I saw tons of promotion, so it seems like a less expensive way to get MARKET out there throughout the world. Given that, when you said you had all these spectacular views through Facebook, can you also speak of other social medias that were carrying Shopfest as well?

Rory J. Cutaia

Yes, absolutely. Instagram was pretty good. We had TikTok, which was really, really good. We had YouTube, and I’m not sure if I’m leaving anything out, but those were all additional outlets that it streamed on.

Martin Saltzman

Are you still getting metrics from viewership from those other social medias? Is that something your team is still looking at?

Rory J. Cutaia

Yes.

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Martin Saltzman

Okay.

Hey, look, I would also just say too, when Amazon came around, they were an e-reader, okay, and I’m not saying and diminishing the digital side of your business, but it seems like the elephant in the room is MARKET. I think that’s where your bread is going to get buttered in the next couple of years. So, I would just say, not to say you’re going to be Amazon, but I think you really have something here.

So I’m very excited about it. My shareholders are excited about it, and you’ve teased us with this major announcement in six weeks, and I was going to ask the question, are there any other events being planned, like a Shopfest 2 etc.? Is that part of that major announcement you are talking about?

Rory J. Cutaia

We’ve got a number of events that are planned through the end of the year and some really cool and interesting things that I think will not only drive awareness for the platform, but drive revenue for the platform. I mentioned before that in doing Shopfest, our focus was not on revenue. It was really demonstrating that we can create an environment from which revenue will flow, because that’s what it’s all about and I believe that we’ve done that, and now we’re going to turn up the volume on it.

Martin Saltzman

I have two other things I wanted to mention there. They are sort of like little annoying negative things, if you will; maybe could dispel them. I read something, it seemed like right after your earnings came out, Seeking Alpha puts an article out about guidance. I didn’t even know anybody was covering you with guidance. Can you speak to that? Because they seem like they’re negative, at least Seeking Alpha is, or the person writing it is, and I don’t recall anybody putting guidance out on your company.

Rory J. Cutaia

I typically don’t like to comment on the things that people write out there because there’s some crazy stuff that people write it, as you know. Seeking Alpha, I think is a great publication, and I think they serve the investment community pretty well. I do see articles that come out pretty quickly and with a top line, with a headline saying that we missed revenue numbers, which is since we don’t give guidance on our revenue numbers, I’m not quite sure where that stuff comes from.

Look, I’m not too worried about that, and nobody else should be. We focus on what’s right in front of us right now and what we’ve managed to build for all of us, and the value that that’s going to produce for all of us, and certainly the revenue that’s going to flow from it contributing to the value.

Martin Saltzman

Lastly, in terms of just articles and things like that, it seemed to be something floating around today on Etsy. I appreciate Etsy, but I read an article, and I read the article, and can you speak of any relationship negative or positive with Etsy?

Rory J. Cutaia

Again, this is one of those things that fall into the categories of I don’t like to comment on articles. I will comment on this one. Someone forwarded it to me earlier today, and because I said in my prepared remarks, I’ve got a big announcement coming up, that’s really the only reason I’m going to comment on it. It is not Etsy. That’s not what my big announcement is going to be. I don’t want to give anyone the impression that it has anything to do with Etsy.

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From my perspective, Etsy is a fantastic company. They’ve built something amazing. The executives there, and the CEO, have built an extraordinary business and something they really should be proud of. I think that there is a lot of synergies between MARKET and Etsy, and certainly Etsy users, and we have worked on a plan to attract Etsy users to MARKET to supplement and enhance what they’re already doing on Etsy, but as I sit here right now, we have no formal partnership with Etsy and I don’t want anyone to make an investment decision not being very clear on that.

Martin Saltzman

I appreciate that. Thank you very much on that. Last question, and then I’ll go back in your queue, and I just again, I want to compliment your team on such a great job.

When it comes to the NASDAQ $1 issue, a lot of clients that I have—I represent roughly maybe 90 or 100 different clients that own these shares—a lot of them are concerned about the possibility of reverse splits and things of that sort. Is there any way you could dispel that, and even if a notice came down, saying, oh, well, you’re below a $1, X amount of time now and what’s your plan going forward, I would think that there’s ample time to re-comply with the dollar rule. Can you speak of that? Then I am joining back on the call. I appreciate. I’ll listen.

Rory J. Cutaia

I can tell you this. Between myself, the members of our Management team, our Board that understand the nature of our business, what we are doing now, what our near-term and long-term plans are, we are not concerned one bit about being able to be in compliance with NASDAQ’s listing rules. So I won’t say more about that, and when I say we’re not concerned about it, we don’t plan on doing any funny business with that. We will leave it there.

Operator

Thank you.

Our next question comes from the line of Ed Woo with Ascendiant Capital. Please proceed with your question.

Edward Woo

Yes. I also want to throw my congratulations on a wonderful Shopfest.

My question is, is there any change or differences in potential economics with either you guys producing the event or having your vendor partners produce their event? Also, is there any difference, do you care whether somebody views your event directly from your site, or from one of your social media partner sites?

Rory J. Cutaia

Ed, I’m not exactly sure I understand the question, and so as not to answer the wrong thing, would you mind just giving me the first part of that again?

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Edward Woo

Sure. You mentioned that you guys had I think about 18 events that you guys did, and then another 45 events that were produced by your vendors? Does it matter in terms of your economics, potential economics, whether you produce an event or your vendor does?

Rory J. Cutaia

Okay. Great question.

Look, when our vendors produce their own events, we have zero costs, zero, absolutely zero. So, just use of the platform, which is—so we are intending to scale this business in a pretty meaningful way by virtue of allowing people to come onto the platform with really no intervention from us, get set up, and start selling product.

Yes. So, the economics are way better when we don’t have to incur the cost of producing an event. I look at that cost, frankly, as marketing expense; that’s what it is. We’re creating an event, drawing attention to it, creating awareness. Awareness, in my view, is really our only challenge to success, big success for this business, because everything else about it is very, very compelling, both from the viewer shopper perspective as well as from the vendors.

Edward Woo

Great.

Do you care whether somebody views your event from Facebook or Instagram or TikTok or directly from your site? Does it matter, or are you agnostic, and it doesn’t matter as long as you get the eyeballs?

Rory J. Cutaia

Well, of course, we want the eyeballs and that’s super valuable because again, that goes right to the issue I was just talking about, awareness. Awareness for us is everything, but we do prefer that they come right onto our site because that’s where we get the data about those particular viewers, and that data allows us to retarget them and remarket to them, and that’s immeasurably valuable information.

So, what we do when we simulcast or multicast over the other platforms, the other social media platforms, what we’re trying to do is get them so interested that they want to come on, they want to click the link that they’re seeing on YouTube or wherever they happen to be watching from, and come on to MARKET and provide some of that data for us. So, yes, that’s absolutely important for us.

Edward Woo

Great. Well, thanks for answering my questions. I wish you guys good luck on the next Shopfest. Thank you.

Rory J. Cutaia

Thank you, Ed.

Operator

Thank you.

Our next question is a follow-up from Brian Kinstlinger with Alliance Global Partners. Please proceed with your question.

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Brian Kinstlinger

I just want to follow up on Ed’s question there.

If I buy $1,000 piece of jewelry on the Facebook Live versus your site, is there any difference in your net take or Verb’s revenue? The same question with if you produce it versus the vendor produces it?

Rory J. Cutaia

The latter part of the question first. No, there’s no difference in the take whether we produce it or the vendor produces it. No change there. If you’re watching from Facebook, as an example, the stream, you would click into our stream to make the purchase. You could watch it, you can even participate in the chat, and our technology is consolidating all of that, but when you want to actually complete the purchase, you would be directed into our platform to do so. So, there’s no change.

Brian Kinstlinger

Right. No difference, yes. Great. I think that was the heart too of the question.

My other question was a follow-up from the other gentleman who asked a question. He asked you about the capital necessary to market Shopfest, but to be clear, I would think that marketing costs will be funded by the vendors and the platform. They’re going to be sending out mass emails, all sorts of other literature on they’re going to be hosting an event, and your cost is more on the attracting large brands to your platform. Do I have that right?

Rory J. Cutaia

Partially right. Brian.

I think the greatest source of revenue for our livestream platform will not come from the biggest brands on the planet being on the platform. I don’t believe that’s where the biggest source of revenue will come from. The biggest source of revenue will come from individuals, people. Maybe they’re selling those big brands, but it’s the individuals. I emphasized before a couple of times about the Facebook groups analogy. That’s where we’re seeing the greatest engagement, repeat engagement, where people are coming back again and again and again, not because they see that their favorite Gucci bag is there, but it’s the favorite hosts and presenters and people that are hosting these things.

They’re coming back to see them week-after-week, and forming a relationship with them. Then the other people that are also following that person and creating a relationship with that person in that group environment, that’s where we believe the biggest revenue will come. We’re beginning to see that as—I’m going to talk further about that in these coming weeks.

Brian Kinstlinger

Right, but that isn’t you necessarily. That’s going to happen organically as the product grows, not because you’re throwing marketing dollars to tell people to come to MARKET. Is that right? Maybe early on to get some people coming, but I would think over time that just happens as socially people meet others during these events?

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Rory J. Cutaia

Yes. You’re correct. There are certain things that we spend marketing dollars on, but you’re right, it’s the individual brands, stores, hosts, vendors, influencers that are marketing, attendance for their events. That’s correct. It’s not on our dime.

Brian Kinstlinger

Great. Thanks Rory.

Rory J. Cutaia

Sure.

Operator

Thank you. At this time, I would like to pass it back over to Management for any closing remarks.

Rory J. Cutaia

Guys, we very much appreciate your support over these years. We, as you can see, never give up. We believe that we’ve produced something now that will drive value, revenue which will translate to value in a meaningful way in these coming years for everyone. We thank you for your patience and support through all that process. I look forward to our next time we could chat together about these things. I guess it’s a few months off. I look forward to that announcement I referred to earlier I think people are going to be pretty happy with their Company. Thank you very much.

Operator

Thank you everyone. This does conclude today’s conference. You may disconnect your lines at this time. Thank you for your participation and have a great day.

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